Exhibit 10.7

The Reader’s Digest Association, Inc. Executive Severance Plan

ARTICLE I - INTRODUCTION

The Reader’s Digest Association, Inc. Executive Severance Plan (the “Plan”) is established by The Reader’s Digest Association, Inc. (the “Company”), effective April 20, 2010 (the “Effective Date”), to provide enhanced severance benefits to Eligible Executives (as defined below) whose employment is terminated under circumstances described herein, and subject to the terms and conditions of the Plan, including the restrictive covenants set forth in Article VI.

With respect to Eligible Executives, the Plan replaces and supersedes any individual agreement(s) between any member of the Company Group and the Eligible Executive relating to severance benefits.

The Plan is intended to constitute an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.  No employee or representative of the Company may change the terms of the Plan, other than through a formal amendment under the terms set forth herein.

To the extent that any of the payments or benefits provided under the Plan are determined to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), it is the intention of the Company that such payments or benefits shall comply in all respects with Section 409A of the Code and the final regulations issued thereunder and shall, to the fullest extent possible, be construed consistently with such intention.

ARTICLE II - DEFINITIONS

1.  Cause.  An Eligible Executive’s:

(i)        willful misconduct or gross negligence in the performance of his or her duties to an Employer that has or could reasonably be expected to have an adverse effect on the Company or any member of the Company Group;

(ii)       willful failure to perform his or her duties to an Employer or to follow the lawful directions of the Company’s Board of Directors or any executive to which the Eligible Executive reports (other than as a result of death or Disability);

(iii)      indictment for, conviction of, or pleading guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv)      failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;

(v)       performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of the Company Group; or

(vi)      breach of any agreement with an Employer or a violation of the Company’s code of conduct or other written policy;

provided, that no such determination may be made until the Eligible Executive has been given written notice detailing the specific Cause event and a period of twenty (20) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Company.

2.  Company.  The Reader’s Digest Association, Inc. and its successors and assigns.

3.  Company Group.  The Company and its subsidiaries and affiliates.

4.  Disability.  An Eligible Executive’s inability to perform the material duties of his or her employment due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 265-day period as determined by the Plan Administrator in its reasonable discretion.

5.  Effective Date.  The Effective Date of the Plan is April 20, 2010.

6.  Eligible Executive.  An individual who:  (i) is employed by an Employer and (ii) has been named by the Compensation Committee of the Company’s Board of Directors as eligible under the Plan.

7.  Employer.  Any member of the Company Group that is the employer of an Eligible Executive.

8. Good Reason.  The occurrence of any of the following events, without the Eligible Executive’s express written consent, unless the event is corrected by the Company within thirty (30) days following written notification by the Eligible Executive to the Company of the event’s occurrence (such 30-day period, the “Cure Period”):

(i)        a material diminution in the Eligible Executive’s annual rate of base salary or in the percentage of annual base salary representing the Eligible Executive’s target bonus opportunity under the Company’s annual bonus plan then in effect;

(ii)       a material diminution in the Eligible Executive’s duties, authority or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(iii)      a relocation of the Eligible Executive’s primary work location by more than fifty (50) miles from its then-current location;

provided, that in order to constitute Good Reason, the Eligible Executive shall provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and shall actually terminate employment within thirty (30) days after the expiration of the Cure Period; otherwise, any claim of such circumstances as “Good Reason” shall be irrevocably waived by the Eligible Executive.

9.  Participant.  An Eligible Executive who meets the requirements to receive severance benefits under the Plan, as set forth in Article III of the Plan.

10.  Plan Administrator.  The Plan Administrator shall be the Chief Human Resources Officer of the Company (or his or her designee), provided that for purposes of any determinations relating specifically to the Chief Human Resources Officer’s participation in the Plan, the Plan Administrator shall be the Chief Executive Officer of the Company.

11. Severance Period.  The period of time during which a Participant is receiving severance pay pursuant to Articles IV and V of the Plan.

12. Termination of Employment.  The termination of an Eligible Executive’s employment with his or her Employer (and all members of the Company Group) under either of the following circumstances:

(i)            termination by the Employer, other than for Cause (as defined above) or due to the Eligible Executive’s death or Disability;

(ii)           termination by the Eligible Executive for Good Reason;

provided, that:

(I)            the determination as to whether a termination of employment qualifies as a Termination of Employment for purposes of the Plan shall be made by the Plan Administrator, in its sole and absolute discretion and any such determination shall be final and binding on the affected Eligible Executive(s);

(II)           a Termination of Employment shall not occur unless and until the Eligible Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the effective date of such Termination of Employment will be the last day for which he or she receives pay from his or her Employer; and

(III)         unless a separate basis exists that satisfies the definition of “Good Reason,” a Termination of Employment shall not occur upon the sale or divestiture of the Eligible Executive’s unit, where he or she is offered a position of at least comparable salary by the successor or by any member of the Company Group, as determined by the Plan Administrator, in its sole and absolute discretion.

12. Waiver.  A General Waiver and Release of Claims in a form prescribed by the Company which, among other things, releases and discharges the Company Group from all claims and liabilities relating to the Eligible Executive’s employment with the Employer and the termination of the Eligible Executive’s employment, including without limitation, claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, where applicable.

ARTICLE III - ELIGIBILITY FOR SEVERANCE

In order to become a Participant, an Eligible Executive must:

(i)            incur a Termination of Employment;

(ii)           within 60 days following Termination of Employment, repay to his or her Employer any outstanding money or property owed to the Employer, including, but not limited to, advances of salary, travel expenses, or vacation pay; and

(iii)          execute, deliver and not revoke a Waiver, that is effective and no longer subject to revocation, within sixty (60) days following the Termination of Employment.

ARTICLE IV - THE AMOUNT OF BENEFITS

(a) Severance Pay

The amount of severance pay payable to a Participant under this Plan shall be an amount equal to:

(i)            the Participant’s annual base salary, at the rate in effect immediately prior to Termination of Employment, as reflected on the Employer’s payroll records; plus

(ii)           the Participant’s target bonus under the Company’s Variable Compensation Plan (or any successor plan) for the year in which Termination of Employment occurs, multiplied by:  one (1) plus a fraction, the numerator of which is the number of full months worked during such year and the denominator of which is twelve (12);

provided, that in the event of Good Reason due to a material diminution in base salary and/or target bonus, the amount in effect immediately prior to such diminution shall be used.  For purposes of clause (i), base salary does not include any bonuses, overtime pay, commissions, incentive or deferred compensation or additional compensation, but shall include salary reduction contributions made on the Participant’s behalf to any plan of the Employer or under Section 125 or Section 401(k) of the Code.

(b) Health Benefits

When a Participant’s medical, dental and vision coverage terminate upon a Termination of Employment, the Participant (or where applicable, his or her dependents) will have the right to elect to continue coverage under the Employer’s medical, dental and vision plans pursuant to COBRA.  If the Participant elects to continue coverage, the Employer will pay for a portion of the monthly COBRA premiums for the first twelve (12) months of coverage following Termination of Employment such that the Participant’s monthly premium will be the same as that of an active employee of the Employer.  The portion paid by the Employer will be reported as taxable income to the Participant.  (For more information on COBRA, please refer to the Employer’s healthcare plan documents.)

(c) Offset

If a Participant receives any benefits under the Plan, such Participant shall not be entitled to receive any other severance, separation or termination payments on account of his or her employment with the Employer under any other plan, policy, program or agreement, other than accrued benefits under any applicable tax-qualified retirement plans, provided that if a Participant is credited with an additional benefit under such a retirement plan, the severance pay payable to the Participant under paragraph (a) of this Section IV shall be reduced by the immediate, lump-sum amount of such additional benefit (less any portion thereof intended to compensate for the penalty tax on early distribution from the retirement plan, in the determination of the Plan Administrator).  If, for any reason, a Participant becomes entitled to or receives any other severance, separation or termination payments on account of his or her employment or Termination of Employment with the Employer, including, for example, any payments required to be paid to the Participant under any Federal, State or local law (including, but not limited to, the Workers Adjustment and Retraining Notification Act) or pursuant to any employment or other agreement to which he or she is a party (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation), his or her severance pay under the Plan will be reduced by the amount of such other payments paid or payable. A Participant must notify the Plan Administrator if he or she receives or is claiming to be entitled to receive any such payment(s). Additionally, severance pay will be offset by any amounts which are owed to the Employer.

(d) Forfeiture of Severance Benefits

Notwithstanding any provision contained herein to the contrary, the Company may cease providing severance benefits to a Participant, and may recover previous severance benefits provided to a Participant who, as the Plan Administrator determines in its sole and absolute discretion, during his or her employment or during the Severance Period following his or her Termination Employment: (i) engages in any conduct that would constitute Cause under the Plan; or (ii) violates any provision of the restrictive covenants set forth in Article VI of the Plan.

Notwithstanding anything herein to the contrary, a Participant’s entitlement to severance benefits under this Plan will cease if the Participant is rehired by any member of the Company Group during the Severance Period.

ARTICLE V - HOW AND WHEN SEVERANCE WILL BE PAID

Any severance pay payable to a Participant under Article IV will be paid in periodic installments, consistent with the Employer’s normal payroll practices (or as such payroll practices may be revised by the Employer from time to time), for a period of 12 months following Termination of Employment, provided that payment shall commence on the first such payroll date following the date the Waiver is executed and no longer subject to revocation, with the first payment being an amount equal to the total amount to which the Participant otherwise would have been entitled during the period between Termination of Employment and such date, and provided further that in no event shall the Participant be able to designate the taxable year in which payments begin.

In addition, the following rules shall apply:

(i)        For purposes of applying the exception to Code Section 409A for short-term deferrals, each installment payment under the Plan shall be treated as a separate “payment” for purposes of Section 409A.  Accordingly, any severance payments paid within 2-½ months of the end of the Employer’s taxable year containing the date of the Participant’s Termination of Employment or within 2-½ months at the end of the Participant’s taxable year containing the date of the Participant’s Termination of Employment (the “Short-Term Deferral Period”) shall be exempt from Section 409A and the delayed payment provisions below and shall be paid in the normal course according to the Employer’s payroll schedule.

(ii)       Any severance payments payable to the Participant after Short-Term Deferral Period which are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall also be exempt from Section 409A and the delayed payment provision below and shall be paid in the normal course according to the Employer’s payroll schedule.

(iii)      If, on the date of a Participant’s Termination of Employment, the Participant is a “specified employee” (as defined in Section 409A of the Code and the regulations thereunder), then, to the extent any portion of the Participant’s severance pay benefit is not exempt from Code Section 409A under either subsections V(i) or (ii) above, the remaining portion of the severance pay benefit that would otherwise be payable in the first 6 months following the date of the Participant’s Termination of Employment (the “Deferred Severance Payment”) will not be paid to the Participant until the first payroll date of the 7th month following the Participant’s Termination of Employment.  The Deferred Severance Payment will be paid in a lump sum and will be adjusted for interest calculated at the prime rate as reported in the Wall Street Journal.  Thereafter, the remainder of the Participant’s severance pay benefit shall be payable in installments according to the Employer’s payroll schedule.

In the event that a Participant dies before his or her severance pay has been paid in full, the remaining severance pay will be paid in lump sum to a beneficiary named by the Participant. If no beneficiary is designated by the Participant, then unpaid severance pay will be paid to the appointed administrator or executor of the Participant’s estate.

ARTICLE VI - RESTRICTIVE COVENANTS

(a)  Confidentiality

During an Eligible Executive’s employment with an Employer, and at all times after such employment terminates for any reason (including voluntary resignation), the Eligible Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of his or her assigned duties and for the benefit of the Company, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company Group.

(b)  Nondisparagement

During an Eligible Executive’s employment with an Employer, and for a period of twelve (12) months after such employment terminates for any reason (including resignation), the Eligible Executive shall not publicly or privately make negative comments or otherwise disparage any member of the Company Group or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation.

(c)  Noncompetition

During an Eligible Executive’s employment with an Employer, and during any applicable Severance Period following a Termination of Employment, the Eligible Executive shall not, without the prior written consent of the Chief Executive Officer of the Company (after consultation with the Plan Administrator), directly or indirectly, whether or not for compensation, engage in any activity or business on behalf of any individual or entity that is in competition with the Company and/or a portion of the Company Group’s business from which the Company derives at least fifteen percent (15%) of its revenues (based on the Company’s fiscal year prior to the earlier of the activity or the Termination of Employment), including, without limitation, selling goods or services of the type sold by the Company.

(d)  Nonsolicitation; Noninterference

During an Eligible Executive’s employment with an Employer, and during any applicable Severance Period following a Termination of Employment, the Eligible Executive (or Participant, as the case may be) shall not, directly or indirectly, solicit any employee of the Company Group to cease such employment or to seek employment elsewhere.

(e)  Inventions

Each Eligible Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether or not patentable, (i) related to his or her work with the Company, made or conceived by the Eligible Executive (solely or jointly with others) during his or her employment, or (ii) suggested by any work that the Eligible Executive performs in connection with the Employer, either while performing his or her duties with the Employer or on his or her own time, but only insofar as the Inventions are related to the Eligible Executive’s work as an employee or other service provider to the Employer, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.  In addition, the Inventions will be deemed “Work for Hire” (as such term is defined under the copyright laws of the United States) on behalf of the Company and the Eligible Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity, without any further obligations to the Eligible Executive.

(f)  Reformation

If it is determined by a court of competent jurisdiction that any restriction in this Article VI is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(g)  Remedies

In addition to the forfeiture of severance benefits under Section 4(d) of the Plan, The Company shall be entitled to seek certain equitable relief if an Eligible Executive violates the provisions of this Article VI.  The Eligible Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, agrees that, in the event of such a breach or threatened, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the for, of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual money damages or the posting of a bond or other security.

ARTICLE VII - MISCELLANEOUS PROVISIONS

(a)  Amendment and Termination

The Company reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason without prior notice by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolutions of its Board of Directors or such committee.  If the Company decides to terminate the Plan, any benefits that are already in pay status shall continue to be paid in accordance with the terms of the Plan, and no further severance benefits shall be granted after Plan termination.

(b)  No Additional Rights Created

Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Eligible Executive (or any beneficiary of either), or other person any legal or equitable right against any member of the Company Group or any officer, director or employee thereof; and in no event shall any Eligible Executive’s terms and conditions of employment be modified or in any way affected by this Plan.

(c)  Records

The records of the Employer with respect to employment history, compensation and all other relevant matters shall be conclusive for all purposes of this Plan.

(d)  Construction

The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA and any subsequent laws or amendments thereto.  To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).

(e)  Severability

Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

(f)  Incompetency

In the event that the Plan Administrator finds that a Participant (or designated beneficiary) is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefore by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.

(g)  Payments to a Minor

Any payments to a minor from this Plan may be paid by the Plan Administrator in its sole and absolute discretion (i) directly to such minor; (ii) to the legal or natural guardian of such minor; or (iii) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor.  The receipt by such individual shall be a complete discharge of all liability under the Plan therefore.

(h)  Plan Not a Contract of Employment

Nothing contained in this Plan shall be held or construed to create any liability upon the Employer or any member of the Company Group to retain any Eligible Executive in its service.  All Eligible Executives shall remain subject to termination to the same extent as if the Plan had not been put into effect.  All Eligible Executives of the Employer are at-will, and the Employer reserves the right to terminate an Eligible Executive at any time, with or without cause, with or without notice.

(i)  Financing

The benefits payable under this Plan shall be paid out of the general assets of the Company.  No Participant or any other person shall have any interest whatsoever in any specific asset of the Company or any member of the Company Group.  To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company or any member of the Company Group.

(j)  Nontransferability

In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law.  Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

ARTICLE VIII - ERISA INFORMATION

Claim Procedure

An Eligible Executive or his or her beneficiary (if applicable) may file a written claim with the Plan Administrator with respect to a benefit determination under the Plan. The claimant will be informed of the decision of the Plan Administrator with respect to the claim within 90 days after it is filed.  Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review a claim.  If this occurs, the claimant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim.  If a claimant is not notified within the 90-day (or 180-day, if so extended) period, he or she may consider the claim to be denied.

If a claim is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial, the exact plan provision(s) on which the decision was based, what additional material or information is relevant to his or her case, and what procedure the claimant should follow to get the claim reviewed again.  The claimant then has sixty (60) days to appeal the decision to the Plan Administrator.

The appeal must be submitted in writing to the Plan Administrator.  A claimant may request to review pertinent documents, and may submit a written statement of issues and comments.

A decision as to a claimant’s appeal will be made within sixty (60) days after the appeal is received.  Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review an appeal. If this occurs, the claimant will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received.

If the claimant appeal is denied, in whole or in part, he or she will be notified in writing of the specific reason(s) for the denial and the exact plan provision(s) on which the decision was based.  The decision on an appeal of the Plan Administrator will be final and binding on all parties and persons affected thereby.  If a claimant is not notified within the 60-day (or 120-day, if so extended) period, he or she may consider the appeal as denied.

Plan Interpretation and Benefit Determination

The Plan Administrator and/or its duly authorized designee(s) has the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the plan, including any plan documents, and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Plan Administrator and/or its duly authorized designee(s) shall have the sole and absolute discretionary authority to:

•      Take all actions and make all decisions with respect to the eligibility for, and the amount, continuation and cessation of, benefits payable under the plan;

•      Formulate, interpret and apply rules, regulations and policies necessary to administer the plan in accordance with the terms of the plan;

•      Decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the plan;

•      Resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the plan documents;

•      Process and approve or deny benefit claims; and

•      Determine the standard of proof required in any case.

All determinations and interpretations made by the Plan Administrator and/or its duly authorized designee(s) shall be final and binding upon all Participants, beneficiaries and any other individuals claiming benefits under the plan.

Rights Under ERISA

Eligible Executives are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA) with respect to the Plan.  ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator’s office, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.

Obtain copies of Plan documents and other Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report if the Plan covers 100 or more people.  The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.  If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan Administrator review and reconsider your claim.  Under ERISA, there are steps you can take to enforce the above rights.

For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.  If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits

Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

Plan Document

This document shall constitute both the plan document and summary plan description and shall be distributed to all Eligible Executives in this form.

Other Important Facts

OFFICIAL NAME OF THE PLAN:	The Reader’s Digest Association, Inc. Executive Severance Plan
SPONSOR:	The Reader’s Digest Association, Inc. Reader’s Digest Road Pleasantville, NY 10570-7000 (914) 238-1000
EMPLOYER IDENTIFICATION NUMBER (EIN):	13-1726769
PLAN NUMBER:
TYPE OF PLAN:	Employee Welfare Severance Benefit Plan
END OF PLAN YEAR:	December 31
TYPE OF ADMINISTRATION:	Employer Administered
PLAN ADMINISTRATOR:	Chief Human Resources Officer The Reader’s Digest Association, Inc. Reader’s Digest Road Pleasantville, NY 10570-7000 (914) 238-1000

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan.  The Plan Administrator will also answer any questions you may have about the Plan.

Service of legal process may be made upon the Plan Administrator or the General Counsel of the Company, at the address listed above.

No individual may, in any case, become entitled to additional benefits or other rights under this Plan after the Plan is terminated. Under no circumstances, will any benefit under this Plan ever vest or become nonforfeitable.

Severance pay is subject to Federal and state income and Social Security tax withholdings and any other withholdings mandated by law.